Prospectus Supplement No. 10	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 22, 2024)	Registration No. 333-278460
QT IMAGING HOLDINGS, INC.
Up to 43,795,000 Shares of Common Stock
Up to 17,711,129 shares of Common Stock by the Selling Securityholders
889,364 Warrants to Purchase Shares of Common Stock

This prospectus supplement (this “Supplement No. 10”) updates and supplements the prospectus dated May 22, 2024 (as further supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-278460). This prospectus supplement is being filed to update and supplement the information in the Prospectus related to information contained in the following reports of the Company:
•The Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2024, which is attached hereto.

This Supplement No. 10 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 10 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 10, you should rely on the information in this Supplement No. 10.

Our Common Stock is currently listed on the Nasdaq Stock Market (the “Nasdaq”) and trades under the symbol “QTI.”

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 10 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 23, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K
_________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 17, 2024
Date of Report (Date of earliest event reported)
________________________________________________________
QT Imaging Holdings, Inc.
(Exact name of Registrant as Specified in Charter)
________________________________________________________

Delaware	001-40839	86-1728920
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification Number)

3 Hamilton Landing, Suite 160
Novato, CA 94949
(Address of principal executive offices, including Zip Code)
(650) 276-7040
(Registrant's telephone number, including area code)
________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, $0.0001 par value	QTI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced in a Current Report filed with the Securities and Exchange Commission (the “SEC”), on June 17, 2024, the staff of Nasdaq Listing Qualifications (the “Staff”) notified QT Imaging Holdings, Inc. (the “Company”) that the bid price of its common stock, par value $0.0001 per share, (the “Common Stock”) had closed at less than $1 per share over the previous thirty (30) calendar days, and, as a result, did not comply with Listing Rule 5450(a)(1) of the Nasdaq Listed Company Manual (the “Price Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided with 180 calendar days, or until December 16, 2024, to regain compliance with the Price Rule.

Subsequently, and as previously announced in a Current Report filed with the SEC on November 12, 2024, the Staff notified the Company on November 6, 2024 that it had determined to commence proceedings to delist the Common Stock from the Nasdaq Global Select Market (the “Nasdaq”) due to its determination that the Company’s common stock is no longer suitable for listing because the Company’s market value of is listed securities fell below the minimum $50,000,000 required for continued listing as set forth in Rule 5450(b)(2)(A) (the “MVLS Rule”) and the Company was unable to regain compliance with the MVLS Rule by November 4, 2024. The Company proceeded to initiate an appeal of the Staff’s determination to commence delisting of the Common Stock from the Nasdaq , requesting that the matter be submitted to a Hearings Panel (the “Panel”) per the procedures set forth in the Nasdaq Listing Rule 5800 Series, staying the suspension of the Company’s securities and the filing of a Form 25-NSE by the Staff pending the Panel’s decision.

On December 17, 2024, the Staff formally notified the Company that it was unable to regain compliance with the Price Rule during the provided 180-day compliance window, which the Staff considers an additional basis for delisting the Company’s Common Stock from the Nasdaq and which will be considered in the Panel’s rendering of a decision on the Company’s appeal.

If the Company’s appeal is unsuccessful, it is expected that the Common Stock would be delisted from the Nasdaq, in which case, the Company may apply to list on a different listing tier of the Nasdaq Global Stock Market or apply to list the Common Stock on the over-the-counter market. The over-the-counter market is a significantly more limited market than the Nasdaq. The transition of the Common Stock to the over-the-counter market will not affect the Company’s business operations or its reporting requirements under the rules of the SEC.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the Company’s appeal of the Staff’s determination, the potential delisting of the Company’s Common Stock from the Nasdaq, the trading of the Company’s Common Stock on the over-the-counter market, the projected operation and financial performance of the Company and its various subsidiaries, its product offerings and developments and reception of its product by customers, and the Company’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of the Company’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Current Report are based on certain assumptions and analyses made by the management of the Company considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on the Company as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including whether the Company will be able to regain compliance with the continued listing standards of the Nasdaq or comply with the initial listing standards of another national securities exchange, the ability of the Company to service or otherwise pay its debt obligations, including to holders of the Company’s convertible notes, the mix of services utilized by the Company’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of the Company to expand what it does for existing customers as well as to add new customers, that the Company will have sufficient capital to operate as anticipated, and the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	December 20, 2024	QT Imaging Holdings, Inc.
		By:	/s/ Raluca Dinu
		Name:	Raluca Dinu
		Title:	Chief Executive Officer